Exhibit 10.4

Beazer Homes USA, Inc.
2005 Value Created Incentive Plan
Effective October 1, 2004

Participation

Participation in the 2005 Value Created Incentive Plan (“VCIP” or “Plan”) is at the discretion of the Compensation Committee of the Board of Directors and is generally available only to designated senior managers who are full-time employees of Beazer Homes USA, Inc. and its divisions and subsidiaries. Any participant who ceases to be a full-time employee will cease participation in the Plan at that time. Other employees may be compensated based on variations of the Plan; however, such variations will not be considered to be part of this Plan. Employees in Corporate positions of Senior Vice President and above are not participants in this Plan. Certain modifications to the Plan, described in Addendum A, apply to Senior Regional Presidents only.

Definitions

EBIT - Earnings Before Interest and Taxes.

Value Created (VC) - EBIT less a Capital Charge based on Capital Employed.

Incremental Value Created (IVC) - Increase or decrease in Value Created compared to the prior year.

Capital Employed - Total Assets, excluding cash less Total Liabilities (other than debt). Also equal to total debt plus total equity, less cash on hand. This represents the total book value of the investment in the business. Capital Employed is determined monthly, and the annual measure is an average of the year’s twelve monthly measures.

Capital Charge - A charge for the use of Capital Employed in the business. For the Plan, the basic Capital Charge is 14% of the Capital Employed. The Capital Charge for purposes of this Plan shall be determined from time to time by, and may be adjusted individually or for the participants as a whole, at the discretion of the Compensation Committee of the Board of Directors.

Adjustments to Capital Charge - The Compensation Committee, in its sole discretion, may approve objectively measurable adjustments to the Capital Charge, and therefore to VC and IVC, in recognition of special circumstances or to provide special incentives in the long term interests of value creation. As an example, in 2005, a credit will be granted for purchases of land in advance of the immediate need for developments which qualify for, and are designated as, parcels for the Beazer Strategic Land Bank, thereby encouraging commitments for future land developments.

Beazer Homes USA, Inc.
2005 Value Created Incentive Plan

Plan Rules

1.	Initial Bank
Each participant may have a bank set up when they enter the Plan. The maximum initial amount in the bank is half of the participant’s salary. The initial amount in the Bank under this Plan for participants who participated in any of the Company’s prior VCIPs is their former bank balance adjusted pursuant to Section 6.

2.	Funding of the Potential Annual Awards, and Percentages of VC and IVC
Each year, the participant’s potential award will be funded based upon a set percentage of VC (if positive) and a set percentage of IVC (if positive). The percentage used of VC will vary based upon the level of VC and will decrease as VC increases. The percentage of IVC is fixed regardless of the level of VC or IVC. Exact percentages are determined by the participant’s position. Actual incentive payments to each participant are subject to adjustments for three additional performance factors: (a) Profitable Growth, (b) Customer Satisfaction and (c) Construction Quality and Workplace Safety. These additional factors are outlined in Section 9.

3.	Same Percentages of VC and IVC Put in Bank
Each year, the same percentage of VC and the same percentage of IVC used in 2, above, are also put into a bank. Unlike the annual payment, however, both positive and negative numbers are put in the bank. The bank balance can become negative. The bank is subject to a maximum limit (see Section 6).

4.	One-Third of Bank Paid Out Each Year
Each year, after adding or subtracting the current year’s amounts to the bank, one-third of the bank is paid out.

5.	Maximum Cash Payment Under Plan Is Set Multiple of Salary; Excess in Bank
Subject to Section 10 below, the maximum annual cash payment is determined as a set multiple of the participant’s annual salary for that year. The multiple increases as VC increases. Any excess over the maximum amount remains in the bank, subject to the limit described in Section 6.

6.	Bank Has Maximum Limit, Excess Paid in Restricted Stock and/or Deferred Compensation
The maximum balance of the bank, after current year additions and payments, is equal to one time that year’s maximum cash payment. Twenty-five percent (25%) of any amount over this limit will be awarded in a combination of restricted stock and/or deferred compensation (see Section 13). The remaining 75% of that excess is forfeited. Any restricted stock and/or deferred compensation will vest three years after the end of the fiscal year and is forfeited upon severance, resignation, retirement, death, or termination for any reason before vesting.

7.	Ten Percent of Bank Paid in Deferred Compensation
At the end of each year, 10% of the ending bank, after current year adjustments, cash payments and any reduction for excess over maximum limit, will be awarded as deferred compensation. Such deferred compensation will vest three years after the end of the fiscal year and is forfeited upon severance, resignation, retirement, death, or termination for any reason before vesting.

8.	Bank Is Carried Forward And Is Lost Upon Termination
The bank balance, positive or negative, is carried forward to the next year. Any positive balance in the bank is at risk and may be reduced or eliminated by performance in subsequent years. The bank is forfeited upon severance, resignation, retirement, death, or termination for any reason. The bank is also forfeited when any participant ceases to be a full-time employee. The bank is not deferred compensation. It represents future bonus potential based upon a combination of both past and future performance.

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Beazer Homes USA, Inc.
2005 Value Created Incentive Plan

9.	Additional Performance Factors-Adjustments to Potential Annual Payment
Actual Incentive Payments are funded based upon 100% of the calculated Value Created and Incremental Value Created results up to the maximum amount, and are adjusted by the following performance factors and percentages. The Compensation Committee shall adopt from time to time a schedule showing the percentage adjustments based on scores or other elements achieved with respect to the following:

(a)	Profitable Growth:	0% to +10%
(b)	Customer Satisfaction:	-10% to +5%
(c)	Construction Quality and Workplace Safety:	-10% to +5%

Actual incentive payments adjustments can vary from -20% to +20% of the amount that would be payable under VCIP before performance factor adjustments. Each factor is outlined below.

(a) Profitable Growth: To encourage growth in both revenue and profit margin, with a higher weighting toward improving profit margin as compared to revenue growth. However, no positive adjustment to the incentive payment would occur without revenue growth over the prior year.

(b) Customer Satisfaction: To encourage customer service, referrals, and Beazer brand development, adjustments will occur based upon the results of customer satisfaction surveys:

Recommend to a Friend:	-5% to + 2.5%
Total Satisfaction:	-2.5% to + 1.25%
Overall Service Satisfaction:	-2.5% to +1.25%

(c) Construction Quality and Workplace Safety: To encourage high standards of construction, workplace safety, and administrative process, Construction and Safety Evaluation scores will be used to adjust incentive payments using the following percentages:

Construction Quality:	-2.5% to +1.25%
Workplace Safety:	-2.5% to +1.25%
Overall Score:	-5% to +2.5%

Overall Score incorporates Construction, Safety and the Administrative factors of Engineering, Purchasing, and Insurance.

10.	Election to Defer Portion of Annual Cash Payment
Participants may elect to defer a portion of the cash bonus under the Corporate Management Stock Purchase Program (CMSPP) and/or the Deferred Compensation Plan (DCP) no later than the December 31st preceding the calendar year to which a bonus relates, Details of the CMSPP and the DCP are available separately from the Corporate Human Resources Department.

11.	Annual Total Award Limit
The maximum total amount of cash, restricted stock (valued at the current stock price) and deferred compensation paid and/or awarded to any participant in any one year is $5,000,000 excluding the Performance Factor adjustments, and $6,000,000 including the Performance Factor adjustments.

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Beazer Homes USA, Inc.
2005 Value Created Incentive Plan

12.	Payments At Discretion of Compensation Committee; Review and Amendment
Payments under this Plan are made subject to the sole discretion of the Compensation Committee of the Board of Directors. Without limiting the foregoing, the Committee may reduce or disallow any payment or award under this Plan on a case-by-case basis in appropriate circumstances, including the following: (a) if a participant has breached any corporate policy or ethical standard, or (b) if a participant has pursued any particular business policy to advance self-interest at the expense of the interests or policies of the Company, provided that no such reduction or disallowance shall be allowed to cause an increase in any other participant’s payment or award under this Plan. Annually, the Compensation Committee will review and confirm the calculations of payments and awards to be made and document such review in writing prior to such payments and awards being made. The Compensation Committee intends to review the Value Created Incentive Plan for potential changes at least every three years and reserves the right to amend it for any fiscal year prior to the commencement of such fiscal year, subject to shareholder approval if required by law or the rules of the NYSE.

13.	Restricted Stock And Deferred Compensation
Restricted stock awarded under this Plan is awarded based upon the closing stock price as of the date of such award. The combination of restricted stock and deferred compensation to be awarded under Section 6 will be determined by the Compensation Committee based upon an aggregate limitation of 40,000 shares of restricted stock in any one year. Restricted stock and deferred compensation awarded under this Plan are subject to the terms of any Beazer plan under which such restricted stock is issued or deferred compensation is awarded above; such reduction will be made pro rata among those participants receiving restricted stock.

14.	Status of Value Created Incentive Plan and Tax Deductibility
This VCIP is effective October 1, 2004. The prior VCIP is terminated as of September 30, 2004 for the participants under this Plan.

15.	Senior Regional Presidents
Senior Regional Presidents will be subject to variations of the Plan as described in Addendum A, provided to Senior Regional Presidents.

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Beazer Homes USA, Inc.
2005 Value Created Incentive Plan

Addendum A

Senior Regional Presidents (SRPs) will be subject to the terms of the 2005 VCIP with the following exceptions:

1.	Capital Charge: The Capital Charge is currently 11% of Average Capital Employed, but may be adjusted by the Compensation Committee from time to time.
2.	Adjustments to Capital Charge: Twenty percent (20%) of all land purchased each year will qualify as Strategic Land Bank acquisitions, the effect of which will be a reduction of the capital charge by 11% of the qualifying 20%.
3.	Participation in the Consolidated Performance: To encourage inter-regional cooperation for the benefit of the Company as a whole, SRPs will have an upward or downward adjustment in their bonus payment by participation in the financial performance of the consolidated corporation. In principle, 75% of their bonus will be dependent on regional performance and 25% on the performance of the total Company. To determine the corporate bonus factor, a “corporate” sheet will be prepared using:
a.	Corporate financial performance data for VC, IVC, Profitable Growth, Customer Satisfaction and Construction Quality and Workplace Safety. Any appropriate adjustments in the corporate sheet for Land Bank acquisitions or excess cash balances will also be utilized.
b.	The SRP’s individual salary and bonus cap multiples.
c.	Percentages applied to VC and IVC as determined specifically for the SRPs by the Compensation Committee and subject to change by the Compensation Committee from time to time.
d.	Opening bank that is the same each year as the SRP’s regional opening bank.
4.	Combining: The resulting indicated corporate bonus is then combined with the bonus that would be paid on the region’s performance alone, with a 25% weight to the corporate bonus and a 75% weight applied to the regional bonus, to determine the actual bonus to be paid. The result could be higher or lower than the regional bonus alone. The regional performance calculations alone will be used to determine the SRP’s bank, deferred compensation, and conversion of excess bank balance, if any. The SRP’s cash payment will be calculated based on the weightings of 25% corporate and 75% regional performance, as outlined above.

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